REVOLVING CREDIT AGREEMENT
U.S.$40,000,000.00

CHS, INC.
as
Borrower
and
SUMITOMO MITSUI BANKING CORPORATION
as
Bank

Dated as of December 22, 2010

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT, dated as of December 22, 2010 (as it may be amended, extended, replaced or renewed from time to time, the “Agreement”), between CHS, INC., a corporation organized under the laws of Minnesota (the “Borrower”), and SUMITOMO MITSUI BANKING CORPORATION, a Japanese banking corporation (the ''Bank’’), sets forth the binding agreement of the parties.

RECITALS:

WHEREAS, the Borrower has requested that the Bank make available to the Borrower a FORTY MILLION DOLLARS (U.S.$40,000,000.00) revolving credit facility, the proceeds of which will be used by the Borrower for its working capital purposes; and

WHEREAS, the Bank is willing to make the revolving credit facility available to the Borrower, on the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS AND CONSTRUCTION

1.01. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the respective definitions set forth in Article 1 of the Syndicated Agreement, and all such definitions are incorporated by reference mutatis mutandis (and the principles of interpretation set forth in Section 16.25 of the Syndicated Agreement shall likewise apply to this Agreement). As used in this Agreement, the following terms shall have the following meanings:

’’Adjusted LIBOR Rate’’ shall mean, for each Interest Period, the rate determined pursuant to the following formula:

Adjusted LIBOR Rate =	LIBOR 1.00 - Euro-Dollar Reserve Percentage

The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

“Banking Day” shall mean any day (a) other than a Saturday or Sunday and other than a day on which banks in New York, New York are authorized or required by law to close and (b) if such day relates to a borrowing of or a payment or prepayment of principal of or interest on a Loan or selection of an Interest Period, or a notice by the Borrower with respect to any such borrowing, payment, prepayment, or selection, on which dealings in U.S. Dollar deposits are carried out in the London interbank market.

“Borrowing Date” shall mean, with reference to any Loan, the date requested by the Borrower and agreed to by the Bank as the date on which that Borrowing is made or to be made, which shall be a Banking Day during the Commitment Period.

’’Commitment’’ shall mean the commitment of the Bank to make Loans to the Borrower in the maximum aggregate amount of FORTY MILLION DOLLARS (U.S.$40,000,000.00), as such amount may be modified from time to time pursuant to the terms hereof.

’’Commitment Period’’ shall mean the period from the date hereof through December 21, 2011.

“Default” shall mean an event which, with the giving of notice or the passing of time or both, would constitute an Event of Default.

“Dollars”, “U.S. Dollars”, “U.S.$”, and “$” means the lawful currency of the United States of America at any relevant time hereunder.

“Euro-Dollar Reserve Percentage” shall mean, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System in New York City in respect of “Euro-currency liabilities” (or in respect of any other category or liabilities which includes deposits by reference to which the interest rate on a Loan by application of LIBOR is determined or any category of extensions of credit or other assets which include loans by a non-United States office of any bank to United States residents).

“Event of Default” shall mean any of the events or conditions set forth in Section 7.01.

“Facility” shall mean the revolving credit facility provided by the Bank to the Borrower under this Agreement.

“Facility Document” shall mean this Agreement, the Note, and any other agreement, document, instrument or contract entered into or furnished to the Bank in connection with any of the foregoing documents or supporting, securing or otherwise relating to the Facility, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.

’’Interest Period’’ shall mean, in relation to a Loan, successive periods of one (1) month, three (3) months, or six (6) months, as selected by the Borrower, the first of which shall begin on the Borrowing Date of such Loan and succeeding of which shall begin on the last day of the immediately preceding Interest Period applicable thereto; provided that any Interest Period that would otherwise end on a day that is not a Banking Day shall end on the next succeeding Banking Day, unless such Banking Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Banking Day, and no Interest Period shall extend beyond the Maturity Date.

“Lending Office” shall mean the office of the Bank at 277 Park Avenue, New York, New York or such other office as the Bank may hereafter designate as the office from or at which the Facility is maintained and for the account of which all payments under the Facility are to be made.

“LIBOR” shall mean, with respect to any Loan for any Interest Period, the rate per annum equal to the rate appearing on the Reuters Screen LIBOR01 Page (or such other page as may replace the Reuters Screen LIBOR01 Page on the service or such other service as may be nominated by the British Bankers Association for the purpose of displaying London interbank offered rates for Dollar deposits) at approximately 11:00 a.m. (London time) two Banking Days prior to the first day of such Interest Period as the rate for Dollar deposits with a maturity comparable to such Interest Period; provided that, if the foregoing rate is not available for any reason, “LIBOR” shall mean the rate per annum quoted by the Bank as the rate offered by the principal London office of the Bank to prime banks in the London Interbank Market as of 11:00 a.m. (London time) two Banking Days prior to the first day of such Interest Period for Dollar deposits of amounts comparable to such Loan with a maturity comparable to such Interest Period.

’’Loan’’ shall mean each advance of principal made by the Bank or requested by the Borrower hereunder.

’’Margin’’ shall mean 1.575% per annum.

“Maturity Date” shall mean December 21, 2011.

“Note” shall have the meaning assigned to such term in Section 2.03(c) hereof.

“Prime Rate” shall mean the rate of interest announced by the Bank’s New York Branch from time to time as its prime rate or base rate, changes in which shall be effective as of the opening of business on the day announced.

“Syndicated Agreement” means the 2010 Credit Agreement dated as of June 2, 2010 among the Borrower, the Syndication Parties, and CoBank, ACB, as a Syndication Party and as the Administrative Agent.

ARTICLE 2. THE FACILITY

2.01. Amount and Terms of Commitment. The Bank agrees, on the terms and subject to the conditions set forth herein, to make Loans to the Borrower from time to time during the Commitment Period, the aggregate principal amount of which Loans at any time outstanding shall not to exceed the Commitment. Within such limits, and subject to the other terms and conditions hereof, any amounts repaid may be reborrowed.

2.02. Procedure for Borrowing.

(a) To request a Loan, the Borrower shall notify the Bank of such request by telephone not later than 11:00 a.m., New York City time, at least three Banking Days before the proposed Borrowing Date. Such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery or fax to the Bank of a written request in a form approved by the Bank and signed by the Borrower. Each telephonic and written request shall specify (i) the principal amount of the Loan, which shall not be less than $500,000 or an integral multiple of $100,000 in excess thereof, (ii) the Borrowing Date, and (iii) the duration of the Interest Period applicable thereto.

(b) Subject to the conditions set forth in Article 3, the Bank will advance the principal amount of each Loan by wire transfer of immediately available funds, by 2:00 p.m., New York City time, on the Borrowing Date in accordance with the following instructions:

Bank: Wells Fargo Bank, N.A. 420 Montgomery San Francisco, CA 94104 ABA/Routing no.:121000248 SWIFT: WFBIUS6S Account name: CHS Inc. Account number: 0000044070	2.03.	Repayment of Loans; Evidence of Debt.

(a) Repayment. The Borrower hereby unconditionally promises to pay to the Bank the principal amout of each Loan on the last day of the Interest Period applicable thereto, provided that, on the Maturity Date, the the Borrower shall repay the entire principal amount of all Loans then outstanding.

(b) Recordkeeping. The Bank will record in its internal records the date and amount of each Loan, the amount of principal and interest due and payable from time to time hereunder, each repayment of principal and payment of interest received hereunder. Any such recordation will be rebuttable presumptive evidence of the accuracy of the information so recorded. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the Note to pay the principal of and interest on each Loan.

(c) Promissory Note. The Facility shall be evidenced by a promissory note (the "Note”) in the form set forth in Exhibit A hereto. The Borrower shall prepare, execute and deliver to the Bank the Note payable to the Bank in the amount of the Commitment as in effect on the date hereof.

Section 2.04. Prepayment of Loans; Reduction of Commitment; Funding Losses.

(a) The Borrower may prepay all or any portion of the principal amount of any Loan prior to the maturity thereof provided that the Borrower shall also pay all accrued interest and any applicable expenses pursuant to Section 2.04(c). Any such prepayment shall be upon at least thirty (30) Banking Days’ notice to the Bank. Any notice of prepayment delivered pursuant to this Section 2.04(a) shall set forth the amount of such prepayment which is applicable to any Loan. Each such optional prepayment shall be in the minimum amount of $100,000 or an integral multiple of $50,000 in excess thereof. Any amounts so prepaid pursuant to this Section 2.04(a) may be reborrowed subject to the other terms of this Agreement.

(b) The Borrower may at any time and from time to time cancel all or any part of the Commitment in amounts aggregating $100,000 or an integral multiple of $50,000 in excess thereof, by the delivery to the Bank of a notice of cancellation upon at least five (5) Banking Days’ notice to the Bank, whereupon, all or such portion of the Commitment shall terminate and, if there are any Loans then outstanding in an aggregate amount which exceeds the aggregate Commitment (after giving effect to any such reduction), the Borrower shall prepay to the Bank all or such portion of Loans outstanding on such date in accordance with the requirements of Section 204(a). The Borrower shall be permitted to designate in its notice of cancellation which Loans, if any, are to be prepaid.

(c) If the Borrower makes any payment of principal with respect to any Loan (pursuant to Article 2, 7 or 8 or otherwise, and specifically including any payments made pursuant to Section 2.04(a)) on any day other than the last day of the Interest Period applicable thereto, or if the Borrower fails to borrow any Loan after notice has been given to the Bank in accordance with Section 2.02(a), or to prepay any Loan, after notice has been given to the Bank in accordance with Section 2.04(a), the Borrower shall reimburse the Bank within [15] days after demand for any resulting loss or expense incurred by it, including any lost profit or margin and any loss incurred in obtaining, liquidating or employing deposits from third parties, provided that the Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense and the calculation thereof, which certificate shall be conclusive in the absence of manifest error.

2.05. Interest.

(a) Interest Generally. The Borrower agrees to pay interest on the principal balance of each Loan outstanding from time to time for each Interest Period (including the first day but excluding the last day) at a rate equal to the Adjusted LIBOR Rate plus the Margin. The applicable Adjusted LIBOR Rate shall be determined by the Bank, and such determination shall be conclusive absent manifest error.

(b) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Prime Rate plus 2%. Interest payable pursuant to this Section 2.05(b) shall be payable on demand.

(c) Computation and Payment of Interest. All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed. Accrued interest on each Loan shall be payable in arrears on the last day of each Interest Period, provided that (i) interest accrued pursuant to subsection (b) of this Section shall be payable on demand or, in the absence of demand, in arrears on the last Banking Day of each calendar month and (ii) in the event of any repayment or prepayment a Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) Duration of Interest Periods. The Borrower may select the duration of each Interest Period, in accordance with the definitions in this Agreement, provided the Borrower shall have delivered its irrevocable notice to the Bank not later than 2:00 p.m., New York time, at least three Banking Days before the last day of the then-current Interest Period. If the Borrower shall fail to timely notify the Bank, the Borrower shall be deemed to have selected an Interest Period of one month in duration.

2.06. Payments Generally.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder or under any other Facility Document (whether of principal, interest, fees, or amounts payable under Article 8, or otherwise) not later than the time expressly required hereunder or under such other Facility Document for such payment (or, if no such time is expressly required, not later than 11:00 a.m., New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Bank, be deemed to have been received on the next succeeding Banking Day for purposes of calculating interest thereon. All such payments shall be made by federal wire to Citibank N.A., New York, ABA No. 021000089, for the account of Sumitomo Mitsui Banking Corporation, account #36023837 (CBDA-2 Loan Services Department, for CHS, Inc.), or to such other location or in such other manner as the Bank shall inform the Borrower in writing. If any payment under any Facility Document shall be due on a day that is not a Banking Day, the date for payment shall be extended to the next succeeding Banking Day (and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension), unless such succeeding Banking Day falls in the next calendar month, in which case payment shall be due on the preceding Banking Day. All payments under each Facility Document shall be made in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Bank to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, and (ii) second, towards payment of principal then due hereunder, and (iii) third, towards payment of any other amounts then due hereunder.

2.07. Fees. The Borrower shall pay to the Bank (a) a one-time, non-refundable fee equal to $70,000.00, payable upon the execution of this Agreement (the “Upfront Fee]’’); and (b) a facility fee equal to 0.30% times the average daily unused amount of the Commitment, for the period commencing on the date of this Agreement through and including the Final Maturity Date, payable quarterly in arrears at the end of each calendar quarter and on the Final Maturity Date (the “Facility Fee’’). All payments of the Upfront Fee and the Facility Fee shall be non-refundable.

ARTICLE 3. CONDITIONS PRECEDENT

3.01 Conditions Precedent. The obligation of the Bank to make the Facility available to the Borrower is subject to the fulfillment of the following conditions precedent, as determined by the Bank:

(a) Representations and Warranties. All representations and warranties made by the Borrower in this Agreement or in connection herewith shall be true and correct on the date of this Agreement and each Borrowing Date as if made as of and on such date.

(b) Documentation. On or prior to the date of this Agreement, the Bank shall have received all of the following, each of which shall have been duly executed by the Borrower and shall be otherwise satisfactory in form and substance to the Bank: (i) a copy of this Agreement; and (ii) the Note, substantially in the form attached hereto as Exhibit A.

(c) Corporate Authorizations. On or prior to the date of this Agreement, the Bank shall have received either the unanimous written consent of the Board of Directors of the Borrower or a certified copy of the resolutions, duly adopted by the Board of Directors, in form and substance satisfactory to the Bank, authorizing the execution, delivery and performance by the Borrower of this Agreement and the Note, together with certification of the signature and authority of the officer signing this Agreement and the Note.

(d) No Event of Default or Default. No Event of Default and no Default shall have occurred and be continuing on the date of this Agreement or on any Borrowing Date.

(e) Payment of Fees. As of each Borrowing Date, the Borrower shall have paid in full of all fees due hereunder or in connection herewith, including the Upfront Fee and the Facility Fee described in Section 2.07 hereof.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

To induce the Bank to make the Loans hereunder, the Borrower makes to the Bank all of the representations and warranties set forth in Article 9 of the Syndicated Agreement, and all such representations and warranties are incorporated by reference mutatis mutandis, except that the representations in Section 9.13 of the Syndicated Agreement are made with respect to the consolidated balance sheets of the Borrower and its Subsidiaries as of November 12, 2010, or with reference to such date, as applicable.

ARTICLE 5. AFFIRMATIVE COVENANTS

From and after the date of this Agreement and until the Loans and all and other amounts payable by Borrower pursuant to the Facility Documents (including interest, expenses, charges and other amounts accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) are indefeasibly paid in full and the Bank has no obligation to make any Loan hereunder, the Borrower agrees that it will observe and comply with all affirmative covenants in Article 11 of the Syndicated Agreement for the benefit of the Bank, and all such covenants are incorporated by reference mutatis mutandis, as if set forth at length herein.

ARTICLE 6. NEGATIVE COVENANTS

From and after the date of this Agreement and until the Loans and all and other amounts payable by Borrower pursuant to the Facility Documents (including interest, expenses, charges and other amounts accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) are indefeasibly paid in full and the Bank has no obligation to make any Loan hereunder, the Borrower agrees that it will observe and comply with all negative covenants in Article 12 of the Syndicated Agreement for the benefit of the Bank, and all such covenants are incorporated by reference mutatis mutandis, as if set forth at length herein.

ARTICLE 7. EVENTS OF DEFAULT

7.01 Events of Default. Each of the following events shall constitute an Event of Default under this Agreement:

(a) Non-Payment. The Borrower shall for any reason whatsoever fail to pay in full (i) any amount of principal of any Loan when and as required to be paid herein; or (ii) any interest or fee payable hereunder within three Banking Days after the same shall become due; or (iii) any other amount payable hereunder or pursuant to any other Facility Document when such amount shall become due and payable. Acceptance of partial payment by the Bank shall not constitute a waiver of the Borrower’s failure to make payment in full.

(b) Syndicated Agreement. Any Event of Default set forth in Article 14 of the Syndicated Agreement shall occur, and all such Events of Default are incorporated by reference mutatis mutandis, as if set forth at length herein.

7.02 Consequences. Upon the occurrence of any Event of Default described in Section 14.1(f) of the Syndicated Agreement, the unpaid principal amount of, and any and all accrued interest on, the Loans and any and all accrued fees and other obligations hereunder shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower; and upon the occurrence and during the continuance of any other Event of Default, the Bank may exercise any of its rights and remedies hereunder and by written notice to the Borrower declare the Commitment to make Loans to be terminated whereupon the same shall forthwith terminate, declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all accrued fees and other obligations hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind other than as provided in the Facility Documents (including, without limitation, valuation and appraisement, diligence, presentment, and notice of intent to demand or accelerate), all of which are hereby expressly waived by the Borrower.

ARTICLE 8. OVERRIDING EVENTS, COSTS AND EXPENSES

8.01 Dollar Transaction. This is an international loan transaction in which the specification of U.S. Dollars and payment in the United States is of the essence, and U.S. Dollars shall be the currency of account, of advance and of payment in all events. The obligation of the Bank to advance and of the Borrower to pay amounts due hereunder shall not be discharged by payment of an amount in another currency or in another place, whether pursuant to a judgment or otherwise. In the event that any payment, whether pursuant to a judgment or otherwise, shall be made in a currency other than U.S. Dollars or in a place other than within the United States, such amount shall be promptly converted into U.S. Dollars and transferred to New York under normal banking procedures at then prevailing spot market foreign exchange rates. In the event that any such payment does not satisfy the obligations of the Borrower hereunder, the Bank shall be entitled to demand immediate payment of, and shall have a separate cause of action against the Borrower for, the U.S. Dollars deficiency in respect of the payments due to it.

8.02 Net Payments. All payments made by the Borrower hereunder or under the Note will be made without setoff, counterclaim or other defense. All amounts payable by the Borrower hereunder or under the Note, whether of principal, interest, fees, expenses or otherwise, shall be paid in full, free of all taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any kind now or hereafter levied, collected, withheld, assessed or otherwise imposed by any country (or by a political subdivision thereof) or any other jurisdiction or taxing authority whatsoever, except in the case of the taxes imposed on the overall net income of the Bank by the jurisdiction in which its principal executive office or the Lending Office is located or by any taxing authority of or in any such jurisdiction (collectively, “Charges”). If any Charges are so levied or imposed, the Borrower agrees to pay the full amount of such Charges and any additional amounts as may be necessary so that every payment due hereunder or under the Note, after withholding or deduction or on account of any Charges, will not be less than the amount provided for herein or in the Note. The Borrower shall promptly furnish to the Bank copies of tax receipts or other evidence of the payment by the Borrower of any Charges, and if the Bank pays any Charges, the Bank shall furnish copies of receipts or other evidence of such payment to the Borrower.

8.03 Taxes Assessed to Bank. If the Borrower is prohibited by law from making one or more payments under this Agreement or under the Note free of Charges in accordance with Section 8.02 hereof, or if any taxing authority referred in Section 8.02 shall at any time assert that the Bank is required to pay any such Charges with respect to payments made by the Borrower under this Agreement or under the Note, then the Borrower shall pay such additional amount to the Bank as may be necessary in order that the actual amount received by the Bank after all Charges (and after payment of any additional Charges due as a consequence of the payment of such additional amount) shall equal the amount that would have been received by the Bank if such Charges were not required. Whenever any such Charges are required to be withheld or deducted from any amounts payable to the Bank hereunder or under the Note, the Borrower shall pay such Charges to the appropriate taxing authority for the account of the Bank and, as promptly as possible thereafter, send to the Bank an official receipt showing payment thereof, together with such additional documentary evidence as may be reasonably required from time to time by the Bank. If the Borrower fails to pay any such Charges when due to the appropriate taxing authority or fails to remit any such official receipts or other required documentary evidence, the Borrower agrees to indemnify the Bank for and to hold the Bank harmless from and against any incremental taxes, interest or penalties that may become payable by the Bank as a result of such failure.

8.04 Illegality. Notwithstanding any other provision in this Agreement to the contrary, if any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Bank (or its Lending Office) with any new request, interpretation or directive of any relevant central bank or other Governmental Authority, shall make it unlawful for the Bank (or its Lending Office) to provide or maintain the Facility or fund any Loan, the Facility shall thereupon terminate, and the principal amount of the Loans shall be prepaid as soon as practicable together with all interest accrued thereon and any other amounts then due and payable under this Agreement including without limitation any Special Costs (as defined in Section 8.09 below) relating thereto. Upon the occurrence of any such change or request making it unlawful for the Bank to maintain the Facility as aforesaid, the Bank shall promptly forward to the Borrower evidence certified by the Bank as to such change or request.

8.05 Change in Law. If any change in any applicable law, rule or regulation, or in the interpretation or administration thereof, or compliance by the Bank with any request or guideline of any relevant central bank or other Governmental Authority which is adopted or comes into effect after the date hereof (whether or not having the force of law) shall change the basis of taxation of payments to the Bank (or its Lending Office) of the principal of or interest on any Loan or any other amounts payable under this Agreement (other than the imposition of a tax based on the overall net income of the Bank by the jurisdiction in which its principal executive office or the Lending Office is located or by any taxing authority thereof), or shall impose, modify or deem applicable any new requirement with respect to assets of, deposits with or for the account of, or credit extended by the Bank (or its Lending Office) or shall impose on the Bank any other condition which is adopted or comes into effect after the date hereof affecting this Agreement, the Note or the Loans, and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining the Loans or the Facility or to reduce any amount received or receivable by the Bank (or its Lending Office) hereunder or the rate of return on assets or equity of the Bank by an amount deemed by the Bank to be material, then the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such additional cost or reduction. The Bank agrees that it will promptly notify the Borrower of any event which will entitle it to an additional amount pursuant hereto. The circumstance that any amount is or may be otherwise payable to the Bank as a “Charge” shall not prejudice the Bank’s rights under this Section 8.05; provided that there shall be no duplication of payments.

8.06 Change in Lending Office. The Bank agrees that, upon the occurrence of any event giving rise to the operation of Sections 8.03, 8.04 or 8.05, upon the Borrower’s request, it will use reasonable efforts to designate another Lending Office for the Facility with the object of avoiding the consequence of the event giving rise to the operation of Section 8.03, 8.04 or 8.05, as the case may be, provided, that such designation is made on such terms that the Bank and its Lending Office suffer no economic, legal or regulatory disadvantage. Nothing in this Section 8.06 shall affect or postpone any of the obligations of the Borrower or the rights of the Bank provided in this Article 8.

8.07 Payment of Charges. All amounts payable to the Bank pursuant to this Article 8, shall be payable upon the written demand of the Bank. A certificate of the Bank setting forth the basis in reasonable detail for the determination of such amounts shall be conclusive as to the determination of such amount in the absence of numerical error.

8.08 Expenses. The Borrower agrees to promptly pay the Bank for all reasonable out-of-pocket expenses incurred by the Bank in connection with the preparation, execution and delivery, the amendment or modification and the enforcement of this Agreement and the Note, including, without limitation, fees and expenses of counsel.

8.09 Indemnity. The Borrower shall, on demand, indemnify the Bank against any and all costs, losses, expenses or liabilities sustained or incurred by the Bank (“Special Costs”) as a result of (i) any Loan not being made for any reason, including, without limitation, non-fulfillment of any of the conditions set forth in Article 3 or the withdrawal or recission of any request for a Loan given in accordance with Section 2.02; (ii) the occurrence of any Event of Default or the failure of a warranty set forth in Article 4; (iii) the accelerated repayment of any Loan pursuant to Article 7 hereof; (iv) the repayment, prepayment, receipt or recovery in any other manner of any Loan or any other amount due under any Facility Document on any day other than the day scheduled for the repayment, prepayment, receipt or recovery thereof; or (v) the failure of the Borrower to make prepayment after having given notice thereof to the Bank pursuant to Section 2.04.

ARTICLE 9. MISCELLANEOUS

9.01 Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Facility Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Facility Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

9.02 Governing Law; Consent to Jurisdiction; Waivers of Jury Trial.

(a) This Agreement and the Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement, the Note, the Facility, or the Loans.

(b) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

9.03 No Waivers. No failure or delay of the Bank to require performance by the Borrower or to enforce any provision of this Agreement or the Note shall prejudice its rights to require performance thereof and to enforce such provision unless and until such performance has been waived in writing in accordance with Section 9.01 hereof. Any waiver of an Event of Default shall be effective only in accordance with its terms and may be restricted or conditioned in any way.

9.04 Counterparts. This Agreement may be signed in any number of counterparts. Any single counterpart or a set of counterparts signed, in either case, by all the parties hereto shall constitute a full and original agreement for all purposes.

9.05 Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be (i) delivered personally or by overnight courier; (ii) transmitted by first class mail, postage prepaid; or (iii) transmitted by telex or fax to the parties at their addresses or fax numbers, as applicable, set forth below. All notices and other communications shall be effective on (i) the date of receipt if delivered personally or by overnight courier; (ii) the date of receipt if transmitted by mail; or (iii) the date of transmission, with confirmed answerback if transmitted by telex, or upon receipt of a legible copy, if transmitted by fax. Any party may change its address for the purposes hereof by notice to the other parties in accordance with this Section 9.05.

To the Borrower:

CHS, Inc.
5500 Cemex Drive
Inver Heights, MN 55077
Attention: Telephone: Fax:	John Schmitz (651) 355-3778 (651) 355-3743

To the Bank:

Sumitomo Mitsui Banking Corporation
277 Park Avenue, 6th Floor
New York, NY 10172 Attention: Telephone: Fax:	Loan Services Department (212) 224-4000 (212) 224-5197

9.06 Successors and Assigns; Assignments; Participations. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower may not assign or transfer the Loans or any of its rights or obligations under any Facility Document without the prior written consent of the Bank. The Bank may at any time (i) transfer, negotiate, assign, or sell participating interests in the Loans and its other interests under the Facility Documents to one or more other financial institutions or (ii) create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such security interest or pledge in any manner permitted under applicable law.

9.07 Set-Off. If an Event of Default shall have occurred and be continuing, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, irrespective of whether or not the Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The Bank’s rights under this Section 9.07 are in addition to other rights and remedies (including other rights of setoff) which the Bank may have.

9.08 Patriot Act. The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56) (the “Act”), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (each, a “Loan Party”), which information includes the name and address of each Loan Party and other information that will allow the Bank to identify such Loan Party in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized signatories.

CHS, INC.

By:      /s/       John Schmitz—
Name: John Schmitz
Title: Executive Vice President and Chief Financial
Officer

SUMITOMO MITSUI BANKING CORPORATION

By:      /s/       William Ginn—
Name: William Ginn
Title: Executive Director

EXHIBIT A
[Form of]
Promissory Note

$40,000,000.00	December 22, 2010

FOR VALUE RECEIVED, CHS, INC. (the “Borrower”), promises to pay to SUMITOMO MITSUI BANKING CORPORATION (the “Bank”), at its offices at 277 Park Avenue, New York, NY 10172, the principal sum of FORTY MILLION DOLLARS ($40,000,000.00) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Bank to the Borrower under the Credit Agreement (as hereinafter defined)), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

Each payment made on account of the principal of this Note shall be recorded by the Bank on its books and, prior to any transfer of this Note, endorsed by the Bank on a schedule to be attached hereto, provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of any Loan.

This Note is the Note referred to in, and is entitled to the benefits of, the $40,000,000.00 Revolving Credit Agreement dated as of December 22, 2010 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) between the Borrower and the Bank, and evidences the Loans made by the Bank thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of protest, demand, dishonor, non-payment and all other notices of any kind.

The Credit Agreement provides for the acceleration of the maturity of this Note on the occurrence of certain events, and for prepayments of the Loans upon the terms and conditions specified therein.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

CHS, INC.

By:
Name:
Title: